Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Brenda Battey Approved As New Chief Financial Officer For

Broadway Financial Corporation

LOS ANGELES, CA – (BUSINESS WIRE) – April 19, 2013 – Broadway Financial Corporation (the “Company” or “Broadway”) (NASDAQ Capital Market: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank”), today announced that Brenda Battey has been approved by the Federal Reserve Bank of San Francisco as Chief Financial Officer (“CFO”) of the Company.

Wayne-Kent Bradshaw, President and CEO, said, “Brenda Battey adds extensive financial and accounting experience to our management team, and a strong knowledge base of accounting policies, standards and controls for the banking industry. Her tenure as Controller /Senior Controller over the past 25 years at First Federal Savings Bank of California, Community Bank and Bank of Manhattan makes her an ideal fit for Broadway as we continue to pursue our recapitalization, enhance our controls and procedures, and position the Bank for profitable growth in the future. Brenda understands the financial issues facing community-focused banks and has the experience to successfully manage our financial and accounting needs as CFO.”

Ms. Battey is a Certified Public Accountant, and served as an auditor with KPMG LLP for 4 years prior to becoming an executive in the banking industry.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, a variety of deposit products, including checking, savings and money market accounts, and certificates of deposits, and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800Wilshire Blvd, Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

SOURCE: Broadway Financial Corporation

Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer (323) 556-3248; or
Brenda Battey, Chief Financial Officer, (323) 556-3264; or
Investor.relations@broadwayfederalbank.com

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